COMPANY CONTACT:	INVESTOR CONTACTS:
Endologix, Inc.	The Ruth Group
John McDermott, CEO	Nick Laudico (646) 536-7030
(949) 595-7200	Zack Kubow (646) 536-7020
www.endologix.com

Endologix Files Form 10-K; Nellix Purchase Price Allocation Finalized

IRVINE, Calif. (March 16, 2011) - Endologix, Inc. (NASDAQ: ELGX), developer of minimally invasive treatments for aortic disorders, today announced the filing of its annual report on Form 10-K and certain revisions to its previously reported unaudited fourth quarter and full year 2010 financial results.

Upon finalization of the purchase price allocation related to Endologix's December 2010 acquisition of Nellix, Inc., the Company revised the amount of the purchase price allocated to in-process research and development (IPR&D) to $40.1 million and goodwill to $22.4 million. Accordingly, the Company revised the associated deferred tax liability and the corresponding change in valuation allowance effect. This resulted in an income tax benefit of $15.1 million compared to $11.3 million previously reported. The revisions had no effect on cash flows or cash balances.
As a result, Endologix reported revised GAAP net earnings for the fourth quarter of 2010 of $11.7 million, or $0.22 per diluted share from the previously reported $8.0 million or $0.15 per diluted share; and GAAP net earnings for the full year 2010 of $10.7 million or $0.21 per fully diluted share from the previously reported $6.9 million or $0.14 per diluted share.
There were no other changes to Endologix's previously reported unaudited fourth quarter and full-year 2010 financial results, its previously reported adjusted (non-GAAP) results, or its previously reported financial guidance.

Nellix Acquisition: Purchase Price Allocation

($000's)	Preliminary	Finalized
IPR&D	$29,900	$40,100
Deferred tax liability	(11,302)	(15,067)
Other net assets	114	114
Net assets acquired	18,712	25,147

Fair value of consideration given	$47,589	$47,589
Less: Net assets acquired	18,712	25,147
Goodwill	$28,877	$22,442

Effect on Reported Net Income
	Q4 2010
($000's)	Previously Reported	Revised
Tax benefit	$11,272	$15,037
Net earnings	$7,959	$11,724

	Full Year 2010
	Previously Reported	Revised
Tax benefit	$11,272	$15,037
Net earnings	$6,888	$10,653

About Endologix

Endologix, Inc. develops and manufactures minimally invasive treatments for aortic disorders. The Company's flagship product is the Powerlink® System, which is an endovascular stent graft for the treatment of abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 75%, making it a leading cause of death in the U.S. Additional information can be found on Endologix's Web site at www.endologix.com.

Except for historical information contained herein, this news release contains forward-looking statements with respect to 2011 financial guidance, the accuracy of which are necessarily subject to risks and uncertainties, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Endologix. Many factors may cause actual results to differ materially from anticipated results, including the success of sales efforts for the Powerlink System and related new products, product research and development efforts, and other economic, business, competitive and regulatory factors. The Company undertakes no obligation to update its forward looking statements. Please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2010, and the Company's other filings with the Securities and Exchange Commission, for more detailed information regarding these risks and other factors that may cause actual results to differ materially from those expressed or implied.